UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 28, 2006

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

P.O. Box 989
Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b)	On April 28, 2006, First Community Bancshares, Inc. issued a press release announcing the resignation of Mark A. Wendel, Chief Financial Officer effective May 15, 2006.
(c)	The Company announced that David D. Brown, age 31, would be assuming the duties of Chief Financial Officer of the Company, effective May 15, 2006. Mr. Brown has served as Financial Reporting Coordinator of the Company since April 11, 2005. Prior to joining the Company, Mr. Brown served most recently as the Corporate Auditor at United Bankshares, Inc., a $6.7 billion bank holding company based in Washington, D.C., and Charleston, West Virginia, from 2003 to 2005. Prior to that, he worked as a manager in the United’s internal audit department among other positions from the inception of his employment at United in 1999.

There are no arrangements or understandings between Mr. Brown and any other persons pursuant to which Mr. Brown was selected as Chief Financial Officer. Mr. Brown is not related to any director or executive officer of the Company, persons nominated or chosen by the Company to become directors or executive officers of the Company or to any immediate family member of such persons. Mr. Brown does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be a party in which the amount involved exceeds $60 thousand, nor has Mr. Brown had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year. Mr. Brown does not have an employment agreement with the Company.
A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Press release dated April 28, 2006

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date: April 28, 2006	By:	/s/ John M. Mendez

John M. Mendez President & Chief Executive Officer